EXHIBIT 99.A9.A

                               Exhibit 1(A)(5)(b)

                            Joint Insured Term Rider



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                             WESTERN RESERVE LIFE
                              ASSURANCE CO. OF OHIO
                                (A STOCK COMPANY)

                           Home Office: Columbus, Ohio
                   Administrative Office: Clearwater, Florida

                            JOINT INSURED TERM RIDER

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IN THIS RIDER, the Joint Insureds are named on Page 3 of the Policy. Western
Reserve Life Assurance Co. Of Ohio will -be referred to as We, Our or Us.

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BENEFIT. We will pay to the Beneficiary the then current Face Amount of this
Rider upon the death of the Surviving Insured when we receive proof that both Joint Insureds died while this Rider is in force.

FACE AMOUNT. The initial Face Amount of this Rider is shown on Page 4 of the Policy. The Face Amount may be decreased at any time after the first policy year. Any decrease will become effective on the first Monthiversary on or next following the day we receive a Written Notice.

CONSIDERATION. This Rider is issued in consideration of:

1.   the application for this Rider; and
2.   the payment of the Initial Premium.

INCONTESTABILITY. The Incontestability Provision of the Policy also applies to the Face Amount of this Rider.

SUICIDE. If either Joint Insured dies by suicide, while sane or insane, within two years after the effective date of this Rider, our liability shall be limited to an amount equal to the total monthly deductions for this Rider. However, in no event will this Increase the total liability set forth in the Suicide Provision of the Policy to which this Rider is attached.

TERMINATION. This Rider will terminate on the earliest of:

1.   the Maturity Date of the Policy
2.   the date this Policy terminates;
3.   the Monthiversary on which this Rider is terminated by Written Notice.

GENERAL. This Rider is part of the Policy. It is subject to all the terms of this Rider and the Policy. This Rider has no cash value.

The monthly deduction for this Rider, for each of the first 12 Policy months, is shown on Page 4 of the Policy. Monthly deductions after the first policy year will be calculated consistent with:

1. the Face Amount of this Rider and the Monthly Cost of insurance Rates Provision of the Policy to which this Rider is attached; and
2. the death benefit G-uarantee Charge for this Rider as shown on Page 4 of the Policy This Guarantee Charge will not be deducted on and after the No Lapse Date shown in the Policy.


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EFFECTIVE DATE. This Rider becomes effective on the same date as the Policy unless a later date is shown here.

                                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO



                                             /s/ WILLIAM H. GEIGER
                                                      Secretary
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                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO
                               CLEARWATERs FLORIDA

  POLICY NUMBER:    01-12345678

                                RIDER INFORMATION

        RIDER                                                 MONTHLY DEDUCTION

JOINT INSURED TERM RIDER                                            $10.80

        NUMBER:                          01-12345678-2
        FACE AMOUNT:                     $500,000
        RATE CLASS:                      NONSMOKER
        GUARANTEE CHARGE:                $.02 PER $1,000 FACE AMOUNT

THE MONTHLY DEDUCTIONS SHOWN ABOVE ARE APPLICABLE FOR THE FIRST' POLICY MONTH. FOR MONTHLY DEDUCTIONS AFTER THE FIRST POLICY MONTH9 REFER TO THE RIDER FORM.


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